Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) -745-4191
	Chairman of the Board, President and CEO	FAX: (540) -745-4133

Stephanie Kent
Senior Vice President and Principal Financial Officer

November 16, 2005	Traded: OTC Bulletin Board Symbol: CDBK

For Immediate Release

Cardinal Bankshares Corporation Announces Results of Operations for the First Nine Months of 2005

FLOYD, VA – Cardinal Bankshares Corporation reported good growth for the first nine months of 2005 as compared to the same period of 2004. Total assets at September 30, 2005 were $193,327,000. Net loans increased by $8 million from December 31, 2004 and ended at $131,156,000 as of September 30, 2005. Deposit growth since December 31, 2004 amounted to $3,554,000.

“The bank has been able to increase its net interest income, yet the continued increasing costs of federal regulations, competition, branch expansion and automation upgrades lower our overall net income.”, stated Leon Moore, chairman and chief executive officer.

Net income for the first nine months of 2005 amounted to $1,605,000, a slight decrease of $110,000 from the income of $1,715,000 for the same period in 2004. Basic earnings per share amounted to $1.05 per share.

Noninterest expense increased approximately $409,000 the first nine months of 2005 compared to the first nine months of 2004. The largest portion of that amount was related to bringing our new branches in Roanoke and Salem into operation. The majority of those expenses were related to buildings, furniture and fixtures, personnel cost, and regulatory compliance.

On November 9, 2005 the Board of Directors of Cardinal Bankshares Corporation approved a cash dividend of 28¢ per share for the second half of 2005. Mr. Moore stated, “This represents an annual cash dividend of 53¢ for the year 2005. The increase amounts to a 6% increase over the 2004 cash dividend of 50¢ per share. The increase marks the 14th consecutive year of cash dividend increases.” The dividend will be payable on December 30th to shareholders of record on December 16, 2005.

Moore added, “We continue to look for new expansion opportunities and products to serve our customers. Our continued strong performance allows Cardinal to add value to our shareholders, to the communities we serve and to our staff.”

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiary

Consolidated Balance Sheets

	(Unaudited)	(Audited)
(In thousands, except share data)	September 30, 2005	December 31, 2004
Assets
Cash and due from banks	$4,085	$4,162
Interest-bearing deposits	8,610	3,602
Federal funds sold	1,725	7,175
Investment securities available for sale, at fair value	16,733	20,942
Investment securities held to maturity (fair value September 30, 2005—$18,907; December 31, 2004—$20,729)	18,468	20,001
Restricted equity securities	546	603

Total loans	132,593	124,673
Allowance for loan losses	(1,437)	(1,631)

Net loans	131,156	123,042

Bank premises and equipment, net	4,044	4,205
Accrued interest receivable	949	933
Foreclosed properties	418	2
Bank owned life insurance	4,588	4,483
Other assets	2,005	1,441

Total assets	$193,327	$190,591

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$27,217	$27,211
Interest-bearing deposits	137,592	134,044

Total deposits	164,809	161,255

Securities sold under agreements to repurchase	121	2,493
Accrued interest payable	131	110
Other liabilities	1,323	883

Total liabilities	166,384	164,741

Commitments and contingent liabilities	—	—

Stockholders’ Equity
Common stock, $10 par value, 5,000,000 shares authorized, 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	8,665	7,444
Accumulated other comprehensive income, net	(4)	124

Total stockholders’ equity	26,943	25,850

Total liabilities and stockholders’ equity	$193,327	$190,591

Cardinal Bankshares Corporation and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except share data)	2005	2004	2005	2004
Interest income
Loans and fees on loans	$2,211	$1,981	$6,378	$5,979
Federal funds sold and securities purchased under agreements to resell	52	27	110	71
Investment securities:
Taxable	178	232	596	678
Exempt from federal income tax	227	231	695	686
Deposits with banks	55	4	89	18

Total interest income	2,723	2,475	7,868	7,432

Interest expense
Deposits	925	762	2,544	2,325
Borrowings	3	18	25	38

Total interest expense	928	780	2,569	2,363

Net interest income	1,795	1,695	5,299	5,069
Provision for loan losses	12	30	48	55

Net interest income after provision for loan losses	1,783	1,665	5,251	5,014

Noninterest income
Service charges on deposit accounts	68	67	197	201
Other service charges and fees	27	22	76	65
Net realized gains on sales of securities	—	—	9	4
Other operating income	82	105	244	265

Total noninterest income	177	194	526	535

Noninterest expense
Salaries and employee benefits	781	712	2,166	1,964
Occupancy and equipment	170	152	535	422
Foreclosed assets, net	(17)	(1)	(17)	8
Other operating expense	398	278	1,058	939

Total noninterest expense	1,332	1,141	3,742	3,333

Income before income taxes	628	718	2,035	2,216
Income tax expense	126	158	430	501

Net Income	$502	$560	$1,605	$1,715

Basic earnings per share	$0.33	$0.37	$1.05	$1.12
Diluted earnings per share	$0.33	$0.37	$1.05	$1.12
Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733
Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733